Exhibit 99.1

Azitra, Inc. Announces Revitalizing Results from Ex Vivo Study of ATR-COSF Demonstrating Ability to Reduce Fine Lines and Improve Elasticity in Human Skin

●	ATR-COSF uses a supernatant based formulation containing an active recombinant human domain of the protein, filaggrin.

●	Ex vivo data in two models of recent cosmetic surgery explants showed visible improvements in fine lines, wrinkles and elasticity after a single dose with the ATR-COSF cosmetic product candidate

●	Continued improvement seen up to 48 hours

●	First-in-human study with ATR-COSF initial results anticipated by year end

●	Further details to be presented in a live presentation at BIO-Europe ®

BRANFORD, Conn. - October 26, 2026 - Azitra, Inc. (NYSE American: AZTR), a clinical-stage biopharmaceutical company focused on developing innovative therapies for precision dermatology and high value cosmetic proteins and peptides, today announced that Cofounder and Chief Operating Officer, Travis Whitfill, PhD, MPH, will present progress for its cosmetic ATR-COSF program targeting the appearance of fine lines and wrinkles. The detailed data will be presented in person at the BIO-Europe® conference in Cologne, Germany on November 10th, 2026, at 4:45 pm CET.

The ATR-COSF program uses the supernatant from a strain of S. epidermidis engineered to secrete a functional unit of the human filaggrin protein and is formulated in a hydrogel. The cosmetic product candidate was evaluated in two different models of ex vivo cosmetic surgery skin, which was maintained in serum free, nutrient-rich media.

Model 1: Dorsal Skin

The first model utilized dorsal torsoplasty skin explants received ~18 hours after surgery. ATR-COSF at 2% concentration in a hydrogel was topically applied to the skin samples. In addition, a hydrogel vehicle without the cosmetic supernatant ingredient was used as a control. Surface evaluation of wrinkles (“SEw”) and elasticity were measured at the following time points: pre-application and post-application at T=3 hours, T=4.5 hours, T=24 hours, and T=48 hours.

SEw analysis revealed that human skin topically treated with one dose of ATR-COSF showed consequential reductions in the appearance of fine lines and wrinkles of approximately 15% at 3 hours, which further improved to approximately 20% at 24 hours and showed an overall reduction of approximately 50% at 48 hours.

In contrast, a single dose of the hydrogel vehicle alone did not improve the appearance of fine lines and wrinkles. Instead, the appearance of fine lines and wrinkles increased by approximately 15% at the 3-hour time point and further increased to approximately 20% by 48 hours.

ATR-COSF also preserved net skin elasticity over the 48-hour period, whereas the hydrogel vehicle alone was associated with a meaningful decline in elasticity.

Model 2: Face Lift

The second model utilized face lift skin explants received ~48 hours after surgery. ATR-COSF at concentrations of 2% and 4%, along with the hydrogel vehicle-only control, were topically applied as a single dose. Skin elasticity was measured 6 hours post-application.

The following parameters of elasticity were measured after application of a single dose:

-	R0: Maximum deformation under suction; indicates tissue distensibility
-	R2: Overall elasticity, including the skin’s ability to recover after suction
-	R5: Net elasticity; useful for comparing elastic behavior between samples
-	R7: Proportion of immediate elastic recovery
-	R8: Total recovery

At the 6-hour time point, the 4% ATR-COSF formulation outperformed the 2% formulation and the hydrogel alone in each of the above elasticity measures. Both the 2% ATR-COSF formulation and hydrogel alone showed either a decline in elasticity or no improvement, whereas the ATR-COSF 4% formulation demonstrated clear improvements across the measured elasticity parameters.

A first-in-human clinical study of 4% ATR-COSF is anticipated in approximately 30 subjects with initial data expected by year end.

“Our latest ex vivo results bridge the gap between our scientific labs and real life. By successfully delivering filaggrin domains into human skin and for the first time demonstrating improvements on the appearance of fine lines and wrinkles, we are opening a new frontier in anti-aging cosmetic science. We look forward to presenting our ATR-COSF results in more detail during BIO-EUROPE,” said Francisco Salva, CEO of Azitra.

He continued, “We remain appropriately funded to remain on track to reach our next goal of releasing initial data from our clinical, human anti-wrinkle study by year end, a key milestone for our fundamental, institutional investors who supported us earlier this year. Once the data is released, they have a near term opportunity to invest another $5.25 million to $10.5 million from financial instruments issued in that transaction.”

In addition to presenting the progress of the ATR-COSF program, Dr. Whitfill will also conduct one-on-one meetings with potential partners and investors during the conference.

About Azitra, Inc.

Azitra, Inc. is a clinical-stage biopharmaceutical company focused on developing innovative therapies for precision dermatology and novel products across therapeutics, cosmeceuticals and biotechnology applications. The Company’s portfolio is highlighted by ATR-COSF, a recombinant protein technology designed for cosmetic and skincare applications, and ATR-04, an investigational live biotherapeutic for EGFR inhibitor (“EGFRi”) associated rash. Azitra has received Fast Track designation from the FDA for EGFRi associated rash, which impacts approximately 150,000 people in the U.S. Azitra is also advancing additional recombinant protein initiatives designed to support biotechnology research and manufacturing applications. Azitra’s technology platforms combine engineered proteins, topical live biotherapeutics, artificial intelligence, and a proprietary microbial library to develop differentiated products for consumer, research and healthcare markets. For more information, please visit https://azitrainc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will,” and variations of these words or similar expressions that are intended to identify forward-looking statements. Any such statements in this press release that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements include, without limitation, statements regarding the expected timing of (i) our provision of data and results for our ATR-COSF program and (ii) statements about our anticipated trials, clinical and preclinical programs, including ATR-COSF, and corporate and clinical/preclinical strategies, including our cosmeceutical strategy.

Any forward-looking statements in this press release are based on current expectations, estimates and projections only as of the date of this release and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the timing of clinical trials and their results; we may experience delays in in initiation, enrollment, and the provision of initial safety data and topline results for ATR-COSF and, if we do, such data and results may not be favorably received; the safety and efficacy of our product candidates; possible delays in regulatory approval or changes in regulatory framework that are out of our control; our estimation of addressable markets of our product candidates may be inaccurate; holders of our outstanding warrants may not exercise them; we may fail to timely raise additional required funding; more efficient competitors or more effective competing treatment may emerge; we may be involved in disputes surrounding the use of our intellectual property crucial to our success; we may not be able to attract and retain key employees and qualified personnel; earlier study results may not be predictive of later stage study outcomes; and we are dependent on third-parties for some or all aspects of our product manufacturing, research and preclinical and clinical testing. Additional risks concerning Azitra’s programs and operations are described or incorporated by reference in our annual report on Form 10-K filed with the United States Securities and Exchange Commission (the “SEC”) on February 27, 2026 and our quarterly report on Form 10-Q filed on May 13, 2026 with the SEC. Azitra explicitly disclaims any obligation to update any forward-looking statements except to the extent required by law.

Contact

Norman Staskey

Chief Financial Officer

staskey@azitrainc.com

Investor Relations

Tiberend Strategic Advisors, Inc.

David Irish

231-632-0002

dirish@tiberend.com

Media Relations

Tiberend Strategic Advisors, Inc.

Casey McDonald

646-577-8520

cmcdonald@tiberend.com

SOURCE Azitra, Inc.